                                                                     Exhibit 2.8

Certain confidential information has been omitted from this Exhibit 2.8 pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol "***" at each place in this Exhibit 2.8 where the omitted information appeared in the original.







                            ASSET PURCHASE AGREEMENT




                                      AMONG





                                    SEP, LLC,

                                CHARLES SAHYOUN,

                              SAHYOUN HOLDINGS LLC,

                          STRATUS SERVICES GROUP, INC.


                                       AND

                       SEA CONSULTING SERVICES CORPORATION

                                      INDEX

ARTICLE
--------------------------------------------------------------------------------

1.       DEFINITIONS
         -----------------------------------------------------------------------
2.       SALE AND PURCHASE
         -----------------------------------------------------------------------
3.       PURCHASE PRICE
         -----------------------------------------------------------------------
4.       PAYMENT OF THE PURCHASE PRICE
         -----------------------------------------------------------------------
5.       PURCHASE OF ASSETS, ASSUMPTION OF CERTAIN LIABILITIES AND PAYMENT
         -----------------------------------------------------------------------
6.       REPRESENTATIONS AND WARRANTIES
         -----------------------------------------------------------------------
7.       CERTAIN EMPLOYEE MATTERS
         -----------------------------------------------------------------------
8.       MANAGEMENT AND COVENANTS OF AND RESPECTING THE COMPANY
         -----------------------------------------------------------------------
9.       ANNOUNCEMENTS TO THIRD PARTIES
         -----------------------------------------------------------------------
10.      NOTICES
         -----------------------------------------------------------------------
11.      WAIVER OF RIGHT TO DISSOLUTION
         -----------------------------------------------------------------------
12.      COSTS
         -----------------------------------------------------------------------
13.      NON COMPETITION AND OUTSIDE INVESTMENT
         -----------------------------------------------------------------------
14.      ENTIRE AGREEMENT
         -----------------------------------------------------------------------
15.      APPLICABLE LAW AND CHOICE OF FORUM
         -----------------------------------------------------------------------



EXHIBITS
--------

Exhibit 1       : Earn Out Profit calculation
Exhibit 2       : Representations and Warranties
Exhibit 3       : Management Charter
Exhibit 4       : Reporting Documents
Exhibit 5       : Form of Proprietary Information and Inventions Agreement
Exhibit 6       : Forms of Legal Opinion
Exhibit 7       : Intentionally Omitted
Exhibit 8       : List of Assets and Business Description
Exhibit 9       : Form of Bill of Sale
Exhibit 10      : Assumed Liabilities
Exhibit 11      : Form of Assignment and Assumption Agreement
Exhibit 12      : Form of License Agreement
Exhibit 13      : Allocation Agreement
Exhibit 14      : Asset Valuation

                            ASSET PURCHASE AGREEMENT
                            ------------------------

AMONG:

SEP, LLC, a limited liability company formed under the laws of the state of New Jersey having a business address of 2525 Route 130, Building E, Cranbury, NJ 08512 (the "COMPANY");

SAHYOUN HOLDINGS LLC, a limited liability company formed under the laws of New Jersey ("SAHYOUN LLC");

Charles Sahyoun, living at 4 Whitehouse Way, Monroe Township, NJ 08831, and with an United States passport N(degree) 140821641 (the "EXECUTIVE");

Stratus Services Group, Inc., a company incorporated under the laws of the State of Delaware ("PARENT");

the Company, SAHYOUN LLC, the Executive and Parent are hereinafter referred to collectively as the "VENDORS" and individually as a "VENDOR"; and

SEA Consulting Services Corporation, a corporation incorporated under the laws of the State of Delaware, duly represented by a duly elected officer hereinafter referred to as "PURCHASER".

                                    WHEREAS:


(A) The Company is engaged in the business of providing engineering services and consulting services;

(B) The Company is willing to sell, convey and transfer all of the assets and properties used in and constituting the Business as described on
         EXHIBIT 8 attached hereto (hereinafter referred to as the "ASSETS") to Purchaser under the terms and conditions set forth in this agreement, hereinafter referred to as the "AGREEMENT";

(C) The Purchaser is willing to buy and acquire all of the Assets and assume certain liabilities from the Company upon the terms and subject to the conditions set forth herein;

(D) The Vendors hereby acknowledge that this Agreement has been signed by the Executive in his individual capacity and that the ability and willingness of the Executive and the commitment of the Executive, as described herein to work for the Purchaser on an exclusive basis and to devote 100% of his working time to the management of the Purchaser for no less than five years following the closing of the transactions contemplated by this Agreement constitutes a decisive factor without which this Agreement would not have been executed, it being recognized and accepted by the Purchaser that the Executive's continuing participation as a member of the Board of Directors of Parent will not be considered a factor in contravention of this commitment;

(E) The terms of the offer contained herein are only valid on the condition that this Agreement has been executed by all parties hereto on or before January __, 2002 and if not executed this Agreement shall be null and void thereafter without either party being entitled to any indemnification whatsoever unless such date is expressly extended by written agreement of the parties hereto;

THE VENDORS AND THE PURCHASER HEREBY AGREE AS FOLLOWS:

ARTICLE 1 DEFINITIONS

The following definitions shall apply in this Agreement and in the exhibits hereto:

"ANNUAL ACCOUNT": the audited and unconditionally approved consolidated annual accounts based on generally accepted accounting principles as used historically and consistently applied in accordance with past practice of the Business for the relevant financial year;

"ASSUMED LIABILITIES": those liabilities and obligations of the Company set forth on EXHIBIT 10 attached hereto;

"BUSINESS": has the meaning given thereto in EXHIBIT 8;

"CLOSING": has the meaning given thereto in Article 2.1;

"CLOSING DATE": the date of transfer of the Assets;

"CURRENT ACCOUNT": any loan, unreimbursed expense, deferred compensation or any other form of indebtedness for money (including all accrued and unpaid interest thereon), borrowed from the Company by one or more of the other Vendors or affiliates of the Vendors or loaned to the Company by one or more of the Vendors or affiliates of the Vendors ;

"DID": has the meaning given thereto in Article 8.2(d);

"DOLLARS": All dollar amounts referenced herein are United States Dollars, unless otherwise specified.

"DUE DILIGENCE INVESTIGATION": has the meaning given thereto in Article
5.1.1(c);

"EARN OUT PROFIT": has the meaning given thereto in EXHIBIT 1;

"EXCLUDED ASSETS": any accounts receivable of the Company and the Company's corporate documents and records and income tax returns;

"EXCLUDED LIABILITIES": any liabilities of the Company including, but not limited to, any accounts payable of the Company and any Current Account and excluding the Assumed Liabilities;

"FIRST PAYMENT": has the meaning given thereto in Article 3.1 (a);

"INDEMNIFICATION": has the meaning given thereto in Article 6A.2;

"LIEN": means any debt, mortgage, pledge, assignment, charge, security interest, restriction, claim, rights of refusal, encumbrance, lien (statutory or other), conditional sale or other title retention agreement, preference, or other security agreement of any kind or nature whatsoever;

"MANAGEMENT TEAM": Executive and any other person designated as such by the Purchaser;

"NET EFFECT": means in relation to any determination hereunder, the net result of such determination, taking into account positive or negative effects of corporate tax;

"PAYMENT": First, Second, Third and Subsequent Payments, cumulatively or either one of them as applicable;

"PERMANENT DISABILITY": for purposes hereof shall mean as to the Executive the certification of an independent medical doctor (selected by mutual agreement of the Executive or his representatives and the Purchaser or, failing such agreement, selected by the agreement of a medical doctor selected by the Executive or his representatives and a medical doctor selected by the Purchaser) that the Executive has been mentally or physically incapacitated or disabled in a manner which has rendered or renders him unable to perform his duties to the Company and responsibilities under this Agreement for a continuous period of three (3) consecutive months or for shorter periods aggregating one hundred and twenty (120) days or more during any period of twelve (12) successive months.

"PROXY MATERIALS": has the meaning given thereto in Article 8.4.7 to this Agreement.

"PURCHASER": has the meaning given thereto in the preamble to the Agreement;

"PURCHASER DESIGNEE": person nominated by the Purchaser to the Supervisory Committee;

"SECOND PAYMENT": has the meaning given thereto in Article 3.1 (b);

"SPECIFICATION": has the meaning given thereto in Article 4.3;

"SUBSEQUENT PAYMENT": has the meaning given thereto in Article 3.1 (d);

"SUBSIDIARY": means any corporation in which a 50% or greater interest is directly and/or indirectly held by another corporation;

"SUPERVISORY COMMITTEE": a committee comprising the Management Team and the Purchaser Designee;

"THIRD PAYMENT": has the meaning given thereto in Article 3.1(c).

ARTICLE 2 SALE AND PURCHASE

         2.1 Vendors agree hereby to sell, convey and transfer on the Closing Date (the "CLOSING") to Purchaser all right, title and interest of the Company in the Assets other than Excluded Assets free and clear of all Liens and Purchaser agrees hereby to purchase the Assets and assume from the Company at the Closing the Assumed Liabilities.

         2.2 The Company shall transfer and Purchaser shall accept transfer of the Assets and shall assume the Assumed Liabilities at the Closing as contemplated herein. Purchaser agrees to ratify or pay all of such Assumed Liabilities on a timely basis except for reasonable objection thereto on a timely basis.

         2.3 Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all of the Assets is completed free and clear of all Liens at the same time except for (A) Liens for taxes not yet due and payable, or (B) statutory Liens of landlords, carriers, warehousemen, mechanics and material men, and other Liens imposed in the ordinary course of business for sums not yet due or delinquent, and easements, rights of way, and other similar encumbrances not interfering in any material respect with the ordinary course of the Business and, as to property affected by such Lien, not interfering with the use or intended use of that property (collectively, "Permitted Liens"); provided, however, that the purchase of Assets with Permitted Liens shall not relieve the Vendors of their obligations to pay the liability which gave rise to such Permitted Lien except to the extent such liability is an Assumed Liability.

ARTICLE 3 PURCHASE PRICE

         3.1 Subject to and upon the terms and conditions of this Agreement, in full consideration for the transfer of Assets free and clear of all Liens, Purchaser will pay and/or deliver or cause to be delivered a purchase price as follows:

                  (a) A first payment of $2,200,000 (written two million two hundred thousand dollars), as adjusted in accordance with this Article 3.1(a) (the "FIRST PAYMENT"). This payment includes payment of the Excluded Liabilities including the Current Account of the Vendors in the Company as of the date of Closing and all transaction expenses of the Vendors (it being understood and agreed by the Vendors that the Current Account shall thereafter be reduced to and remain at zero and all transaction expenses of the Vendors shall be the liability solely of the Vendors). This assumes that the net equity position of the Assets (including Assumed Liabilities) and Business being transferred at Closing is $200,000 and the net asset value of the Assets being transferred at Closing is $200,000. Should such net equity or such net assets differ either positively or negatively from $200,000, a dollar for dollar adjustment will be made to the Second Payment based on the difference between (i) the lesser of the actual net equity or actual net asset position, and (ii) $200,000.

                  (b) A second payment of $1,000,000 (written one million dollars), as adjusted in accordance with this Article 3.1(b) (the "SECOND PAYMENT"), based upon the Earn Out Profit for the six months ended June 30, 2002, provided however that if the Earn Out Profit for such period differs either positively or negatively from $600,000, a dollar for dollar adjustment will be made to the Second Payment.

                  (c) A third payment of $1,000,000 (written one million dollars), as adjusted in accordance with this Article 3.1(c) (the "THIRD PAYMENT") based upon the Earn Out Profit for the six months ended December 31, 2002, provided however that if the Earn Out Profit for such period differs either positively or negatively from $600,000, a dollar for dollar adjustment will be made to the Third Payment.

                  (d) Subsequent payments for the financial years, being the five calendar years closed between January 1, 2003 and December 31, 2007, (the "SUBSEQUENT PAYMENT") are determined as follows:

                           ***

         3.2 Each Payment shall be calculated on the basis of the Annual Accounts of the Company or the Purchaser, as the case may be, for the relevant financial year taking into account the adjustment of EXHIBIT 1 concerning the calculation of the Earn Out Profit.

         3.3 30% of the Subsequent Payments to the Vendor, shall be used by such Vendor to invest in shares of the affiliate of the Purchaser specified in writing by the Purchaser to the Vendor. Such investment shall be made each time, within one month after receipt of any such payment made by Purchaser. The acquired shares shall not be sold by the Vendor during a period of at least two years after purchase thereof and be retained in a restricted account for that matter. The Vendor shall provide Purchaser with a certificate of a bank proving compliance with the aforementioned.

         3.4 Non-fulfillment of the requirements in Article 3.3 shall entitle Purchaser to retain future payments until proof has been received as to compliance with respect to all payments made.

ARTICLE 4 PAYMENT OF THE PURCHASE PRICE

         4.1 For each Payment, the Company will receive an amount equal to the result of the calculation of Article 3.1, and, subject to
                  Article 4.5 below, the Company will distribute such amounts in accordance with the Allocation Agreement attached hereto as
                  EXHIBIT 13.

         4.2      The First Payment is to be paid at the Closing.

         4.3 The Second Payment, Third Payment and each Subsequent Payment is to be paid one month after the receipt and acceptance of the Annual Account and the specification, in compliance with this Agreement by Purchaser's ultimate shareholder, setting out the calculation of the Earn Out Profit and the calculation of the Second Payment, Third Payment, or the relevant Subsequent Payment in respect of the relative financial year (the "SPECIFICATION");

-----------------
*** Confidential portions of this agreement omitted pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission.

                  provided, however, that acceptance of the Annual Account and Specification by Purchaser's ultimate shareholder shall be based on their determination (i) as to compliance with U.S. generally accepted accounting principles ("GAAP") and the provisions of EXHIBIT 1 of the Annual Account or Specification, and (ii) as to the accuracy and completeness of the Annual Account or Specification. The Annual Account and Specification shall be sent to Purchaser's ultimate shareholder by registered letter, FedEx or other recognized courier service and shall be computed in accordance with GAAP.

         4.4      Subject to Articles 4.5 and 4.6, all Payments pursuant to this
                  Article 4 shall be paid by or on behalf of the Purchaser for the benefit of the Company into a bank account designated by the Company.

         4.5 If for any reason, the Executive ceases to be employed by the Purchaser, then no Subsequent Payments shall be due and the portion of the Second and Third Payments due to SAHYOUN LLC as set forth in the Allocation Agreement shall not be due; provided however, in the event that such cessation of employment is due solely to the Executive's death or Permanent Disability prior to December 31, 2003, the Second Payment and the Third Payment shall still be due to SAHYOUN LLC in accordance with the terms of this Agreement.

         4.6 Purchaser can withhold a Payment if Vendors do not comply with the terms and conditions of this Agreement and do not cure such non-compliance within 30 days after delivery of a notice from Purchaser thereof.

         4.7 In the event the Purchaser shall sell substantially all of the Assets, all of the stock of the Purchaser or the Business prior to the expiration of its payment obligations under
                  Article 3.1 hereof, including, but not limited to, any Subsequent Payments, the payment obligations of the Purchaser, if not assumed, shall survive.

ARTICLE 5 PURCHASE OF ASSETS, ASSUMPTION OF CERTAIN LIABILITIES AND PAYMENT

         5.1      Conditions precedent:

                  5.1.1 Notwithstanding any provisions to the contrary contained herein, the Purchaser shall be released from its obligation towards the Vendors to close the transactions contemplated in this Agreement in the following cases:

                           (a) If a force majeure (Act of God) or other event with or beyond the control of the parties occurs between the date hereof and the Closing Date which has a material adverse effect on the Assets, net value, financial position or commercial prospects of the Company.

                           (b) If a Lien of any kind, other than Permitted Liens, exists on any of the Assets (including goodwill) of the Company at the Closing Date.

                           (c) If since the date of this Agreement, there shall have been any material adverse change in the business, properties, assets, liabilities, prospects or condition (financial or otherwise) or results of operations of the Company, the Business or the Assets due to any cause whatsoever, or any place of business of the Business shall have suffered a substantial fire or other casualty loss or damage.

                           (d) The failure or inability of the Vendors, prior to April 20, 2002, to obtain the approval of the transactions contemplated hereby of the Shareholders of the Parent.

                           (e) The failure of any of the Vendors to satisfy all conditions and deliveries applying to them, under this Agreement.


                           (f) The institution or threat by a third party of litigation or an injunction against the implementation of the transactions contemplated herein.


                           (g) As of Closing, the failure of 90% or more of the employees of the Business as of the date hereof to indicate their acceptance, in writing, of the offer letter of Purchaser for at-will employment by the Purchaser.

                  5.1.2 Notwithstanding any provisions to the contrary contained herein, the Vendors shall be released from their respective obligations towards the Purchaser to Close the transaction contemplated in this Agreement, in the following cases:

                           (a) The failure of the Purchaser to satisfy all conditions and deliveries applying to it under this Agreement.

                           (b) The institution or threat by a third party of litigation or an injunction against the implementation of the transactions contemplated herein.

                  5.1.3 The Closing shall take place at the offices of Golenbock, Eiseman, Assor, Bell & Peskoe, 437 Madison Avenue, New York, New York 10036, at 10:00 a.m., New York City time, at a closing five business days after Parent's shareholders approve the transactions contemplated hereby, but in no event later than April 20, 2002. At the Closing, the Company will deliver to Purchaser the Assets and the closing deliveries set forth in Article 5.2, against delivery by the Purchaser to the Company of the First Payment.

         5.2      The following shall take place on the Closing Date:

                           (a) The Company shall deliver bill(s) of sale in the form of EXHIBIT 9 and deeds for all of the Assets duly executed by the Company with evidence that all Liens thereon have been released;

                           (b) The Company and Purchaser shall deliver an assignment and assumption agreement in the form of EXHIBIT 11 for the Assumed Liabilities duly executed by the Purchaser and the Company;

                           (c) Parent shall deliver a license agreement in the form of EXHIBIT 12 for the royalty free, perpetual, world-wide, exclusive use of the name "Stratus Engineering" duly executed by the Purchaser, Parent and the Company;

                           (d) Purchaser shall pay the First Payment to Vendors in immediately available funds, and the Company shall deliver to Purchaser an acknowledgement of receipt of this First Payment;

                           (e) Vendors shall deliver to Purchaser evidence of all necessary approvals in connection with the sale of the Assets to Purchaser, and copies of all relevant documents;

                           (f) Vendors shall deliver to Purchaser copies of executed non-competition, non-solicitation and proprietary agreements from the Executive and the employees of the Company designated by the Purchaser or Purchaser's direct or indirect shareholders to the satisfaction of Purchaser;

                           (g) The President and another executive officer of the Company shall execute and deliver a certificate (I) as to compliance with the Company's covenants contained in this Agreement, (II) that no action, suit, proceeding or investigation shall have been instituted against any of the Vendors or the Purchaser in, by or before any court, tribunal or governmental body or agency, or have been threatened, and be unresolved, to restrain or prevent, or to obtain damages by reason of, or challenging or contesting in any manner, any of the transactions contemplated hereby, and (III) that the representations and warranties of the Vendors, contained in this Agreement, any schedules and exhibits and/or any agreements, certificates or documents delivered in connection with this Agreement shall be true and correct when made, and shall also be true and correct at the time of the Closing, with the same force and effect as through such representations and warranties were made at that time;

                           (h) The President and another executive officer of the Parent shall execute and deliver a certificate (I) as to compliance with the Parent's covenants contained in this Agreement, (II) that no action, suit, proceeding or investigation shall have been instituted against any of the Vendors or the Purchaser in, by or before any court, tribunal or governmental body or agency, or have been threatened, and be unresolved, to restrain or prevent, or to obtain damages by reason of, or challenging or contesting in any manner, any of the transactions contemplated hereby, (III) that the shareholders of Parent have approved the sale of the assets and all of the transactions contemplated by this Agreement at a meeting duly called and held, and (IV) that the representations and warranties of the Vendors, contained in this Agreement, any schedules and exhibits and/or any agreements, certificates or documents delivered in connection with this Agreement shall be true and correct when made, and shall also be true and correct at the time of the Closing, with the same force and effect as through such representations and warranties were made at that time;

                           (i) Vendors shall deliver a fairness opinion in form and substance reasonably satisfactory to Purchaser;

                           (j) Vendors shall deliver legal opinions in the form of Exhibit 6 from their respective counsel including, but not limited to, an opinion that all necessary shareholder approvals have been obtained;

                           (k) the delivery by Vendors of all consents and waivers of third parties and governmental agencies and entities which are necessary or required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained by the Vendors, and there shall have been delivered to the Purchaser executed counterparts reasonably satisfactory in form and substance to the Purchaser of such consents and waivers;

                           (l) Vendors shall deliver (A) general releases in favor of the Company and Purchaser from each of the Vendors other than the Company releasing the Company from any liability or obligation it may have to any Vendor through the Closing Date, whether on account of an inter company matter or otherwise, other than the rights to distributions of the Company as provided in its limited liability company operating agreement and the Allocation Agreement and (B) an executed copy of the Allocation Agreement in the form of EXHIBIT 13; and

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

         6.1 Except with respect to Section 2 of Exhibit 2, Vendors jointly and severally represent and warrant to the Purchaser that the statements made by any of Vendors as set forth in EXHIBIT 2 are true and complete now.

         6.2 The representations, warranties and covenants made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and thereof.

ARTICLE 6A INDEMNIFICATION

         6A.1 (a) Except as otherwise specifically provided in this Agreement, Vendors agree jointly and severally to save, indemnify and hold harmless Purchaser, its affiliates and shareholders and their respective directors, officers, shareholders, agents, successors, assigns and affiliates, from and against any and all loss, liability, damages and expenses resulting from or arising out of or in connection with, and shall be liable to Purchaser for damages and expenses resulting from or arising out of or in connection with (i) the existence of any

                  Lien (including any Permitted Liens which arise other than from an Assumed Liability) on the Assets, (ii) any breach or non-fulfilment of one or more of the representations and warranties by the Vendors; (ii) a breach or non-fulfilment of any covenant or agreement to be performed or complied with by any of the Vendors under this Agreement prior to or at the Closing, (iii) a breach or non-fulfilment of any agreement, certificate, document, or instrument executed by any of the Vendors and delivered pursuant to or in connection with this Agreement prior to or at the Closing; (iv) any matter or thing occurring prior to Closing; or (v) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any indemnity under this
                  Article 6.A.1(a); or (b) each Vendor agrees severally to save, indemnify and hold harmless Purchaser, its affiliates and shareholders and their respective directors, officers, shareholders, agents, successors, assigns and affiliates from and against any and all loss, liability, damages and expenses resulting from or arising out of or in connection with and shall be severally liable to Purchaser for damages and expenses resulting from or arising out of or in connection with (i) a breach or non-fulfillment of any post-Closing covenant or agreement to be performed or complied with by such Vendor under this Agreement or (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any such indemnity under this Article 6A.1(b) (along with breaches under Article 6.A.1(a), (a "BREACH");

         6A.2 Purchaser shall be liable to the Vendors for damages and expenses resulting from or arising out of or in connection with (i) a breach of any of its covenants; or (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any such indemnity (a "PURCHASER BREACH").

         6A.3. All amounts due pursuant to a Breach or a Purchaser Breach (an "INDEMNIFICATION") shall be payable by the appropriate indemnifying party to the indemnified party promptly and not later than one month after notification given by registered letter, FedEx or other recognised courier service.

         6A.4 Such Indemnification is subject (in the case of legal or administrative proceedings of any type which may result in a request for indemnification pursuant hereto) to the right of the indemnifying party to participate, intervene or lead such legal action, at their own expense, through a common representative chosen by the indemnifying parties and assisted if necessary by legal counsel. However, if any settlement is for less than $10,000 and requires no admission of wrong doing by the indemnifying party, then the indemnified party can settle such claim without the indemnifying parties' consent for the indemnifying parties' account.

         6A.5. The Purchaser shall be entitled to set off the amount of an Indemnification claim against any amounts, other than base fixed salary, which may be due from the Purchaser to the Vendors on any account whatsoever. This set-off may be made with the next Payment due under this Agreement.

         6A.6. The liability set out in this Article 6A shall be limited as follows:

                  (a) No liability shall exist as to a breach of a representation or warranty set forth in Articles 1.2, 1.6, 1.7, 1.8, 1.9, 1.11, 1.12, 1.13, 1.18, 1.19,
                           1.20, 1.21, 1.22, 1.24, 1.25, 1.26 and 1.27 unless
                           the incorrectness or incompleteness is notified in writing to the Vendors prior to the third anniversary of the Closing. No liability shall exist as to any breach of any other representation or warranty unless the incorrectness or incompleteness is notified in writing to any of the Vendors prior to the later of
                           (i) the applicable statute of limitations period or
                           (ii) sixth anniversary of the Closing;

                  (b) No liability shall exist unless the total of the amount which can be claimed in connection with the incorrectness or incompleteness of one or more of the representations and warranties exceeds $37,000 (written thirty seven thousand dollars); in the event that the sum of all claims exceeds such amount, Vendors shall be liable for the total amount back to the first dollar;

                  (c) The Vendors are obliged to inform the Purchaser without any delay of any Breach. The survival period pursuant to this Article 6A.6 shall be extended for each day that the Vendors shall fail to notify the Purchaser of an event or claim for which indemnification could be sought by the Purchaser from the Vendors but for the failure of the Purchaser to make a claim in a timely manner as a result of the Vendors' failure to so notify the Purchaser.

ARTICLE 7 CERTAIN EMPLOYEE MATTERS

         7.1 Certain Employee Matters. Purchaser shall offer at-will employment which is terminable at any time by the Purchaser or employee, effective as of the Closing, to such employees of the Company and at the salary and with benefits as shall be determined by the Purchaser and the Executive. All employees who accept their respective offers of employment with Purchaser shall immediately be and become at-will employees of Purchaser. The employees are not third party beneficiaries under this Agreement.

         7.2 Purchaser shall establish for the benefit of the employees of the Purchaser such health and medical care benefits and/or coverage as Purchaser shall determine (collectively the "PURCHASER HEALTH PLANS") to cover those employees of the Company who become employees of Purchaser. Until such time as Purchaser institutes this coverage, Parent shall provide such coverage under its plans at Purchaser's cost. The 401(k) plan covering said employees shall be rolled over to Purchaser by the Vendors.

         7.3 The Purchaser agrees that the Executive shall have an annual salary commencing as of the closing of $175,000 in consideration of his full-time employment by the Business (except that the Executive shall be entitled to serve on the Board of Directors of Parent as specifically provided in Article 8.1 of this Agreement) subject to the rights of the Purchaser under Article 8.

         7.4 In addition, during the Executive's employment by the Purchaser, the Executive shall be entitled to, but not obligated to accept, a bonus of $25,000 on each of June 30 and December 31, provided, that as of such date the Purchaser shall have a cumulative Earn Out Profit for the six-month period, in the case of June 30, or twelve-month period, in the case of December 31, than ended of no less than zero (0). The calculation for the Earn Out Profit shall be based upon the monthly reports required under Article 8.3(b) and determined in accordance with Exhibit 1. In the event no bonus shall be earned for any such period, the obligation of the Purchaser to pay such bonus with respect to such period shall cease.

ARTICLE 8 MANAGEMENT AND COVENANTS OF AND RESPECTING THE COMPANY

         8.1      The Executive acknowledges and agrees:

                  (a) The Executive agrees to work for the Purchaser and its affiliates and shareholders on an exclusive basis and in accordance with all applicable employment agreements and this Agreement. Purchaser acknowledges that the Executive will be continuing to serve as a member of the Board of Directors of Parent, and that such service will not constitute a violation of the Executive's commitments hereunder. Such service will not require more than attendance at regular Board and subcommittee meetings and shall not effect the Executive's ability to successfully fulfil his duties as an officer of the Purchaser.

                  (b) In the event that the Executive terminates his employment agreement, a notice period of one year has to be taken into account. During the notice period, the Executive will assist in the training of his successor or successors.

                  (c) The Executive has accepted to join Purchaser fully aware of and based upon the recognized efficiency of Purchaser's affiliates in the implementation of their management tools. The Executive will use his best efforts to see that the management team successfully implements these management tools as early as possible.

                  (d) The Executive will provide Purchaser and/or its affiliates with evidence of the implementation as per
                           (c) above.

         8.2      ***

         8.3      The Executive undertakes to have the management team:


-------------------
*** Confidential portions of this agreement omitted pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission.

                  (a) organise and participate in a monthly Supervisory Committee meeting, alternating each month between the European headquarters of Purchaser's affiliates and the headquarters of the Purchaser in the United States;

                  (b) fulfil monthly the internal reporting of Purchaser's affiliates as shown in EXHIBIT 4 on a timely basis but no later than one week before the Supervisory Meeting;

                  (c) open a bank account in a bank designated by Purchaser's affiliates in order to benefit from the centralized management of cash and in order to facilitate the management of cash surpluses conforming to the regulations of Purchaser's affiliates;

                  (d) hold a meeting in the United States between every employee resigning from the Purchaser and a member of the Department for Individual Development ("DID") of Purchaser's ultimate shareholders; organise an annual meeting among a member of the DID and key personnel of the Purchaser, including Human Resource Managers, Marketing Managers, Business Managers and others;

                  (e) inform employees of the Purchaser about the possibility of having a meeting with a member of the DID in the United States whenever an employee deems it necessary;

                  (f) inform the Purchaser Designee one month prior to telling a Business Manager that they intend to dismiss that employee, except in cases where more immediate separation is judged to be beneficial to the employee and/or the Purchaser;

                  (g) adopt, develop and pursue the Business Manager concept (as previously described to Executive);

                  (h) adopt the Management Charter, a copy of which is attached hereto as EXHIBIT 3;

                  (i) organise an annual meeting in the United States between the employees and the Supervisory Committee;

                  (j) implement the management tools of Purchaser's affiliates, (as previously delivered to Executive); and

                  (k) work exclusively for the Purchaser and Purchaser's affiliates it being acknowledged that the Executive's responsibilities as a member of the Board of Directors of Parent shall not constitute a violation of this provision.

All services used and/or ordered from or for companies affiliated with Purchaser are billed and paid at normal conditions, provided that the Executive is advised in advance of the charges, and elects to utilize the services.

                  8.3.1    ***

                  8.3.2    ***

         8.4      The Vendors covenant and agree that:

                  8.4.1 Conduct of business: During the period from the date of this Agreement to and including the Closing Date, the Company shall conduct its operations in the ordinary and usual course of business and consistent with past practices. The Vendors will not take any action or permit any action to be taken which would make any of the representations and warranties inaccurate or untrue on the Closing Date. Without limiting the foregoing, prior to the Closing, the Company will not without the prior written consent of the Purchaser:

                           (a) dissolve, liquidate, merge or consolidate or sell or otherwise dispose of all or any substantial portion of its assets or obligate itself to do so;

                           (b) sell, transfer, lease or otherwise dispose of any assets or properties, other than in the ordinary course of business on standard terms, conditions and operating procedures customarily used by the Company;

                           (c) amend, modify, change, alter, terminate, rescind or waive any rights or benefits under any contract, agreement or commitment required to be listed, or enter into any contract, agreement or commitment which, if in existence as of the date of this Agreement would have been required to be listed under Article 1.12 of EXHIBIT 2 hereto;

                           (d) amend, modify, change, alter or accelerate any billing procedure or billing cycle or rescind or waive any financial commitment or payment due;


                           (e) incur any indebtedness without the consent and approval of the Purchaser; or

                           (f) perform, take any action or incur or permit to exist (except where such existence could not be eliminated by the application of Vendor's best efforts to so eliminate such existence) any of the acts, transactions, events or occurrences out of the ordinary course.

------------------
*** Confidential portions of this agreement omitted pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission.

*** Confidential portions of this agreement omitted pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission.

                  8.4.2 Changes in information. During the period from the date of this Agreement to and including the Closing Date, the Vendor shall give the Purchaser prompt written notice of any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement or of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct.

                  8.4.3 Access to information. For the purposes of conducting the Due Diligence Investigation, during the period from the date of this Agreement to and including the Closing Date, the Purchaser and their counsel, accountants and other representatives shall be given full access during normal business hours to all of the facilities, properties, books, tax returns and records of the Company and the Parent and all personnel of the Company and all relevant information in respect of the Business, Assets and the properties of the Company shall be made available to them. The Purchaser or its representatives shall have the right to examine all papers and documents of the Company (and to make copies thereof, on condition that such copies are returned or destroyed in the event the contemplated sale is not completed). The Purchaser and they shall be furnished with such documents and information with respect to the affairs of the Company and the Parent as they may from time to time reasonably be requested. The Purchaser or its representative shall have the right to make direct contact with any customer of the Company in order to verify the financial balance of the contracts entered into.


                  8.4.4 No shop. The Vendors agree that, except in accordance with this Agreement, from after the date hereof and until the Closing, or if the Closing does not occur, then until ninety (90) days after the date of this Agreement, neither the Company nor any of the Vendors (or any person or entity acting on behalf of the Vendors) will sell, transfer or otherwise dispose of any capital stock or assets of or related to the Company, or any of its businesses (except for dispositions of assets in the ordinary course of business as expressly permitted elsewhere in this Agreement), and neither the Company nor any of the Vendors (or any person or entity acting on behalf of the Vendors) will respond to inquiries or proposals, or enter into, pursue or participate in any discussions, provide any information in respect of or enter into any agreements (oral or written) with respect to, the issuance, sale or purchase of any capital stock of or beneficial interests in the Company, any security convertible into or exchangeable for such stock or interests, or any option or warrant with respect to such stock or interests, or the merger, consolidation, sale, lease or other disposition of all or any portion of the assets or business of the Company. Without limiting or providing an exception to the foregoing, if the Company or any of the Vendors shall receive any such inquiry or proposal, whether oral or written, the Company and/or the Vendors shall immediately advise the Purchaser of such inquiry or proposal and the identity of any such proposal, or if such proposal was not written, a written description of the material terms thereof.

                  8.4.5 No billing. Vendors shall not bill any customer nor solicit any payment from any customer with respect to work performed by the Company after the end of the last completed monthly billing cycle prior to the Closing Date. Vendors have not and, during the period from the date of this Agreement to the Closing Date will not accelerate the billing procedure for work-in-progress. All billing of work-in-progress from the date of this Agreement to the Closing Date shall be performed in the ordinary course of business in a manner consistent with the historical practice of the Business. Any payments nonetheless received from a customer by the Company or Parent on account of work-in-process shall be retained by or delivered to the Company and included in the Assets transferred to the Purchaser and Purchaser shall receive notice within 5 days of the receipt of any payment on account of work-in-process.


                  8.4.6 Shareholder Consent. The Parent covenants that it will deliver to Purchaser, for its review, the proxy materials to be mailed to each of Parent's shareholders (the "PROXY MATERIALS") soliciting such shareholders' approval of the transactions contemplated by this Agreement and other matters at least five (5) business days prior to the earlier of
                           (i) the submission of the Proxy Materials to the Securities and Exchange Commission, and (ii) the distribution of the Proxy Materials.

         8.5 Nonassignability. Notwithstanding anything to the contrary herein or in any document or instrument provided for herein or contemplated hereby, to the extent that any assumed agreement, lease, contract, license, agreement, sales or purchase order, commitment, property interest or other asset included in the Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each a "Contract Interest") is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto or any other third person, this Agreement, absent such approval, consent or waiver, shall not constitute a sale, assignment, transfer or conveyance thereof and the Company shall not be obligated to sell, assign, transfer or convey to Purchaser any of its rights or obligations in or to any of such Contract Interests without first obtaining all such necessary approvals, consents or waivers. The Company will request, and Purchaser shall cooperate with the Company to obtain, approvals, consents or waivers necessary to convey to Purchaser any material Contract Interests. To the extent that any of the approvals, consents or waivers referred to in this Article 8.5 shall not have been obtained as of the Closing, the Company shall act in good faith, with all costs related thereto to be borne by it, to cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Contract Interests to Purchaser.

         8.6 Allocation Agreement. The Vendors covenant that all distributions will be made either (i) in accordance with the Allocation Agreement, or (ii) with the prior written consent of the Purchaser.

         8.7 Purchase Price Allocation. Purchaser and the Vendors agree that the value of the Company's assets for use in allocating the purchase price, any Company liabilities, and other relevant items among the assets of the Company for tax and other purposes shall be as set forth in EXHIBIT 14. Purchaser and the Company will file all tax returns and information reports, including IRS Form 8594, in a manner consistent with the values described in the preceding sentence.

         8.8 Vendors must at all times be able to promptly provide evidence at Purchaser's first request, of Vendors' conformity to all points described in this Article 8.

         8.9 Parent shall obtain the approval of the holders of not less than 50.1% of the shares of Parent common stock to the transactions contemplated by this Agreement.

         8.10 After the Closing, Purchaser shall arrange for the provision to the Business of a line of credit of up to $1,500,000 to fund the operations of Purchaser after the Closing.

         8.11 The Company will take any and all actions necessary to ensure that the Purchaser has the right to use the name "Stratus Engineering" and/or any other similar name or any derivative thereof in accordance with subclause (iii) of EXHIBIT 8.

ARTICLE 9 ANNOUNCEMENTS TO THIRD PARTIES

         9.1 None of Purchaser, Purchaser's affiliates or any of the Vendors shall provide information to the press, or make any public announcements or otherwise disclose any information with respect to this Agreement other than to its advisors, except with the prior written approval of the Purchaser or except in so far as is required by law or stock exchange or other rules it being acknowledged by the parties that certain information but not documentation will be required to be disclosed to shareholders and that prior to such disclosure Purchaser shall be given an opportunity to review and comment upon any such disclosure.

         9.2 The Purchaser agrees to consider confidential all information regarding the Company, its business and its customers which it may become aware of in connection with this Agreement and not to disclose or use such information for any purposes whatsoever in the event the contemplated sale is not completed except as required by law or regulation.

         9.3 The Vendors agree to consider confidential all information regarding Purchaser's affiliates or the Purchaser, their businesses and customers which they may become aware of in connection with this Agreement and not to disclose or use such information for any purposes whatsoever except as required by law or regulation; provided, however, that the non-disclosing parties shall be entitled to notice of such intended disclosure and have the right to seek an injunction or to take such other action to prevent or limit such disclosure. In addition, except as required by law or regulation and then only with the prior written approval of the Purchaser, the Vendors agree to keep the terms and conditions of this Agreement and the negotiations between Purchaser, on the one hand, and the Vendors, on the other hand, with respect to the transactions contemplated hereby, confidential.

         9.4 Except as otherwise agreed to in writing by the Purchaser, the Vendors shall use their best efforts to cause the Securities and Exchange Commission ("SEC") to treat this Agreement as confidential and proprietary. In the event that the SEC or any other governmental entity requires the disclosure of any such information in any public filing, and Purchaser withholds consent to such disclosure and terminates this Agreement, neither the Vendors nor the Purchaser shall have any liability to the other party as a result of such termination.

         9.5 The Vendors agree to keep the names, identities or any information regarding any of the direct and indirect shareholders of the Purchaser (or officers or directors thereof) confidential and shall not disclose such information to any party without the prior written consent of the Purchaser.

ARTICLE 10 NOTICES

         10.1 Except as otherwise required by law, all announcements, notices, summons and other communications pursuant to this Agreement shall be delivered to the addresses stated hereunder (or to such other address as a party has communicated to the other party or parties in accordance with this Article) by recognized international courier, or by registered mail with return receipt, or by express mail or by telegram or facsimile:

                  (a) if directed to a Vendor: to its address set forth above.

                  (b) if directed to the Management Team: to the Purchaser address.

                  (c)      if directed to Purchaser:

                                    SEA Consulting Services Corporation
                                    Cranbury Plaza
                                    2525 Route 130
                                    Building E
                                    Cranbury, NJ  08512

                          with a copy sent to:

                                    Golenbock, Eiseman, Assor, Bell & Peskoe
                                    437 Madison Avenue
                                    New York, New York 10022-7302
                                    Tel. +-(212) 907-7300
                                    Attention:  Andrew C. Peskoe, Esq.

                  (d)      if directed to the Company:

                                    SEP, LLC
                                    c/o Stratus Services Group, Inc.
                                    500 Craig Road, Second Floor
                                    Manalapan, New Jersey 07726
                                    Attn: Todd Raymond, Esq.
                                    Tel. (732) 866-0300

                  (e)      if directed to the Parent:

                                    Stratus Services Group, Inc.
                                    500 Craig Road, Second Floor
                                    Manalapan, New Jersey 07726
                                    Attn: Todd Raymond, Esq.
                                    Tel. (732) 866-0300

         10.2 Notices sent as follows shall be deemed to have been received at the following times :

                  (a) if sent by courier or express mail: on the earlier of delivery by the courier or express mail to the addressee or two business days following delivery to the courier or express mail office properly addressed;

                  (b) if sent by registered letter: on the date noted on the return receipt; or

                  (c) if sent by facsimile: on the date on which the notice is sent.

         10.3 Any notices to Purchaser, shall not be deemed received until the copy of such notice is received by Golenbock, Eisemen, Assor, Bell & Peskoe.

ARTICLE 11 WAIVER OF RIGHT TO DISSOLUTION

         11.1 Parties hereby waive any and all rights to annulment, cancellation or recission of this Agreement, the deed of transfer, and the transactions contemplated thereby on account of any default, breach or non-fulfilment by any other party hereto of any obligation, covenant or liability under or resulting from this Agreement and/or deed of transfer.

         11.2 Parties in interest; assignment. Except as set forth below, no party hereunder may assign any interest herein without the prior written consent of the other parties hereto. All covenants, agreements, representations, warranties and undertakings contained in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not. Purchaser shall have the unrestricted right to assign all or a portion of this Agreement and to sell, assign, transfer or negotiate all or any part of the Assets to an affiliate of Purchaser.

         11.3 Specific performance. The Vendors and Company hereby agree that the Assets are unique property that cannot be readily obtained on the open market and that the Purchaser will be irreparably injured if this Agreement is not specifically enforced. Therefore, the Purchaser shall have the right specifically to enforce the performance of the Vendors and the Company under this Agreement without the necessity of posting any bond or other security, and the Vendors and the Company hereby waive the defence in any such suit that the Purchaser has an adequate remedy at law and agree not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specifically enforcing any or all of the provisions of this Agreement in accordance with this Article shall not be exclusive of any other rights which the Purchaser may have to terminate this Agreement or of any other rights or remedies which the Purchaser may otherwise have under this Agreement or otherwise, all of which rights and remedies shall be cumulative.

         11.4 Further assurances. At any time and from time to time after the date hereof, at Purchaser's request and without further consideration, the Vendors will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Assets and to assist Purchaser in exercising all rights with respect thereto or to which it shall be entitled hereunder.

ARTICLE 12 COSTS

         12.1 The Vendors and the Purchaser shall each pay their own costs arising out of and in relation to this Agreement and the transactions contemplated hereby.

ARTICLE 13 NON COMPETITION AND OUTSIDE INVESTMENT

         13.1 (A) The Executive and each of the other Vendors, except for the Parent, hereby agree that, commencing as of the date hereof, and with respect to the Executive during the term of his employment with the Purchaser (including any period for which the Executive shall act as a consultant to the Purchaser), and for a period of three years thereafter, none of the Vendors shall, without the prior written approval of Purchaser, directly or indirectly, through any other person, firm or corporation, whether for himself, itself or as agent on behalf of any other person or entity, and whether as employee, consultant, agent, principal, lender, partner, officer, director, investor, stockholder or otherwise, with or without compensation provided however, that the foregoing shall not preclude passive ownership of not more than 1% of the listed shares of any publicly traded company:

                  (i) Sell, lease, license, assist or participate in the development of products or provide, lease, license, assist or participate in the provision of services which are competitive with the businesses, products or services of the Company, the Purchaser of the Business or the business, products or services which (in the case of the Executive, at the time of termination of employment with the Purchaser or in the case of another Vendor, at any time) are under development by the Company, the Purchaser or affiliates of the Purchaser (the "COMPANY BUSINESS"), or promote, market, sell, lease, license, become or acquire an interest in, or associate in a business relationship with, or aid or assist any other person, corporation, firm, partnership or other entity whatsoever who is engaged in any line of business competitive with the Company Business;

                  (ii) become an employee, consultant, agent, principal, lender, partner, officer, director, stockholder or otherwise provide services to or on behalf of any entity (A) which the Purchaser reasonably determines is or could become a competitor of the Company Business or (B) which as of the date of this Agreement is a business partner or contractual party with the Company;

                  (iii) solicit or refer, directly or indirectly, any clients or prospective client (a prospective client being one to whom the Company or the Purchaser has made or submitted a presentation, with whom the Company or the Purchaser has had contact or discussed a proposal, or which was included on a list of specific prospects within the past twelve months), of any services and/or products offered by the Company or the Purchaser (or which are competitive with those offered by the Company or the Purchaser) to any other provider of such services, or encourage, entice or cause any client, online or other user, registrant or subscriber to cease to do, or to reduce the amount or frequency of,



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                           business or other interaction which such person has
                           customarily done or contemplates doing with the Company or the Purchaser;

                  (iv) employ, solicit, raid, entice, induce or assist any person who presently is, or any time during the five years preceding such employment, solicitation, raid, enticement, inducement or assistance shall have been, an employee of the Company, the Purchaser or any of the Subsidiaries of either, to become employed or retained by any other person or entity; or

                  (v) promote, market, assist or participate in the development, sale, lease or licensing of any services and/or products competitive with those provided by the Company Business to, for or with any person, corporation, firm, partnership or other entity whatsoever; or

                  (vi) participate in any activity in competition with the activities of any of Purchaser's affiliates, i.e., consulting and/or services in or to the technological and/or management business.

         13.2 For a period of three (3) years from the Effective Date of this Agreement (the "PARENT NONCOMPETITION PERIOD"), Parent, or its successor and affiliates, will not, without prior written approval of Purchaser, directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation, (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any business that solicits for the provision of or provides engineering consulting services similar to or competitive with the services currently provided by the Company or Business ("ENGINEERING CONSULTING SERVICES") to any party, including, but not limited to, any past or current customer of the Company or the predecessor division previously operated by Parent identified on Schedule A hereto (each a "Customer" and collectively the "Customer"), or any other services offered by the Company as of the date hereof;
                  (b) accept employment or engagement to provide Engineering Consulting Services to any third party, including, but not limited to a Customer of the Company or the Purchaser; or (c) request or advise any of the Customers, suppliers or other business contacts of Company with which Parent had contact while an owner of the Company to withdraw, curtail, cancel or not increase their business with Purchaser. Notwithstanding the foregoing, (i) Parent is permitted to own as a passive investor up to a one percent (1%) interest in the listed shares of any publicly traded entity, and (ii) nothing contained herein shall prohibit Parent from providing staff augmentation services or placing third party engineers on a temporary basis under circumstances in which Parent does not provide engineering consulting services ("ENGINEERING STAFFING"), provided that, Parent shall not provide Engineering Staffing to any of the Customers without the prior written consent of the Purchaser.

         13.3 Recognizing that the Executive's and other Vendors' knowledge, information and relationship with existing or prospective clients, licensees, customers, suppliers, accounts, agents, brokers and representatives of the Company, the Purchaser, the Company Business and the Subsidiaries of the Company or the

                  Purchaser, and their knowledge of the business, methods, systems, plans and policies of the Company, the Purchaser, the Company Business and the Subsidiaries of the Company or the Purchaser, which each of them has heretofore and shall hereafter establish, receive or obtain as an employee, owner, officer or affiliate of the Company or the Purchaser or in connection with services performed for the Company, or the Purchaser or any such Subsidiary of the Company or the Purchaser, are valuable and unique assets of the Purchaser, the Executive and other Vendors agree that (except with respect to the Executive, only to the extent required to fulfil his duties to the Purchaser), they shall not directly or indirectly, use, divulge, furnish or make accessible to anyone, without the prior written consent of the Purchaser, any such knowledge or information pertaining to the Company, the Purchaser, the Company Business or the Subsidiaries of the Company or the Purchaser or the business, shareholders, personnel, methods, systems, plans or policies thereof, to any person, firm or corporation or other entity, for any reason or purpose whatsoever.

         13.4 The Purchaser shall be deemed and entitled to own all of the results and proceeds of the services of the Executive, other than results which are unrelated to Purchaser's Business and were created on Executive's personal time without the use of any Purchaser resources or assets, including all right, title and interest in and to any and all creations, inventions, franchises, products, processes, concepts, methods, ideas, designs and/or systems (including, without limitation, all those of an advertising, marketing or promotional nature), and any improvement thereon, which may be developed, created or devised by the Executive during the term of his employment by the Parent, the Company or Purchaser. The Executive will, at the request of the Purchaser, and without further compensation other than that for which provision is made in this Agreement, execute such assignments, certificates or other instruments as the Purchaser may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Purchaser's right, title and interest in or to any of the foregoing. Without limiting the generality of the previous sentences, the Executive acknowledges and agrees that all memoranda, notes, records, customer lists and other documents made or compiled by him or made available to him during the term of his employment by the Parent, the Company or Purchaser concerning the Business, shall be the property of the Purchaser and shall be delivered by the Executive to the Purchaser upon termination of his employment by the Purchaser or at any other time on the Purchaser's request.

         13.5 The Executive and such employees of the Company, the Purchaser or the Business as shall be specified by Purchaser shall each execute and deliver to and for the benefit of the Purchaser a Proprietary Information and Inventions Agreement substantially in the form of EXHIBIT 5 hereto, pertaining to, among other matters, proprietary information, inventions and confidentiality obligations, the provisions of which shall be deemed incorporated herein by reference as if set forth herein.

         13.6 The provisions of this Article 13 shall survive the termination or expiration of this Agreement, irrespective of the reason therefor, including under any circumstances in which a Management Team member continues thereafter in the employ of the Purchaser.

         13.7 Each Vendor acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the business of the Purchaser and its affiliates. By reason of the foregoing, each Vendor consents and agrees that, if any of them violates any of the provisions of this Article 13, the Purchaser and its affiliates and shareholders would sustain irreparable harm and, therefore, in addition to any other remedies which the Purchaser and its affiliates and shareholders may have under this Agreement or otherwise, the Purchaser and its affiliates and shareholders shall be entitled to apply (without the necessity of posting any bond) to any court of competent jurisdiction for an injunction restraining such Vendor or any other party from committing or continuing any such violation (or participating therein) of this Agreement, and such Vendor shall not object to any such application.

         13.8 In case of breach of the aforementioned obligations contained in this Article 13, by a Vendor, the parties hereto acknowledging that the actual damages resulting from any breach being difficult to ascertain, the Vendor who is in breach, shall be severally liable to pay to Purchaser an amount, as an estimate of actual damages, equal to 100% of the pre-tax amounts received by such Vendor directly or indirectly in connection with this Agreement. The compensation for this undertaking is included in the fixed part of the price as specified in article 3.1.(a) of this Agreement.

         13.9 In the event that any provisions of this Article 13 would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provisions which would be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Article 13 shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision or provisions enforceable in such jurisdiction, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision of this Article 13 would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

ARTICLE 14 ENTIRE AGREEMENT

         14.1 The attached EXHIBITS 1 through 14 are an integral part of this Agreement. This Agreement and the Exhibits can only be amended or supplemented by all parties in writing.

         14.2 This Agreement contains all of the agreements between the parties with respect to the present transaction and supersedes all earlier written and/or oral agreements which parties may have made, including but not limited to the Letter of Intent.

         14.3 The index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 15 APPLICABLE LAW AND CHOICE OF FORUM

         15.1 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws and regardless of where actually executed, delivered or performed.

         15.2     The Vendors and Purchaser agree that, except as provided in
                  Article 15.3 below, any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding, agree to accept service by mail, and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         15.3     (i)      The Vendors each agrees that in the event of any
                           breach by any of them of this Agreement, the remedies available to the Purchaser at law would be inadequate and that such obligations under this Agreement may be specifically enforced. By reason of the foregoing, each Vendor consents and agrees that, if any of them violates any of the provisions of this Agreement, the Purchaser and Purchaser's affiliates and shareholders would sustain irreparable harm and, therefore, in addition to any other remedies which the Purchaser and Purchaser's affiliates and shareholders may have under this Agreement or otherwise, the Purchaser and its affiliates and shareholders shall be entitled to apply (without the necessity of posting any bond) to any court of competent jurisdiction for an injunction restraining such Vendor or any other party from committing or continuing any such violation (or participating therein) of this Agreement, and such Vendor shall not object to any such application.

                  (ii) Except for matters for which the Purchaser seeks specific performance, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by mutual agreement of the parties in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said

                           Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The foregoing arbitration proceedings may be commenced by any party by notice to all other parties. The venue of such arbitration shall be New York, New York and no other place unless agreed to in writing by Purchaser. The arbitrator may award the prevailing party its costs and expenses of the arbitration. Each party may be represented by counsel if it chooses.


                  (ii) The parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable. The parties consent to the jurisdiction of the arbitrator and to the jurisdiction of any court in which judgment upon the arbitration award may be entered, including, without limitation, the federal or state courts located in the City of New York, New York. The decision of the arbitrator, which shall be rendered no later than three (3) months after the date the hearing begins, shall be final and binding upon the parties hereto. The judgment on an arbitration award may be entered and enforced by any party hereto in any court or judicial body, domestic or foreign, situated anywhere in the world, having jurisdiction over the person or property of the party against whom such award is sought to be enforced.

Signed in                at                                   .



SEP, LLC                                   CHARLES SAHYOUN


By: /s/ Charles Sahyoun                    /s/ Charles Sahyoun
   --------------------                        ---------------

STRATUS SERVICES GROUP, INC.               SAHYOUN HOLDINGS LLC


By: /s/ Joseph J. Raymond                   By: /s/ Charles Sahyoun
   ----------------------                      --------------------



SEA CONSULTING SERVICES
CORPORATION


By: /s/ Caroline B. Robertson
    -------------------------


                                       1